As filed with the Securities and Exchange Commission on December 10, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAEXPLORATION HOLDINGS, INC.

Exact name of Registrant as specified in it charter

Delaware	1311	27-4867100
State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

1160 Dairy Ashford Road, Suite 160

Houston, Texas 77079

(281) 258-4400

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Brent Whiteley, Esq.

Chief Financial Officer, General Counsel and Secretary

1160 Dairy Ashford Road, Suite 160

Houston, Texas 77079

(281) 258-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher Centrich

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, TX 77002

(713) 220-5800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (2)
Common Stock, par value $0.0001 per share	794,182 (1)	$3.41	$2,708,160.62	$328.23
Common Stock, par value $0.0001 per share, issuable upon the exercise of 6.00% Senior Secured Convertible Notes due 2023	14,625,000 (3)	$3.41	$49,871,250.00	$6,044.40
Common Stock, par value $0.0001 per share, issuable upon the exercise of warrants	4,197,649 (2)	$3.41	$14,313,983.09	$1,734.85

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an undetermined number of additional shares of Common Stock as may from time to time be issued by reason of stock splits, stock dividends, and other similar transactions.

(2)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the $3.51 (high) and $3.30 (low) sale prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on December 10, 2018, which date is within five business days prior to filing this Registration Statement.

(3)

Represents the maximum number of shares of Common Stock that may be issued upon exercise of the 6.00% Senior Secured Convertible Notes due 2023 (including the shares issuable upon a Make-Whole Fundamental Change (as defined in the Indenture)) and warrants to be registered hereunder. Pursuant to Rule 416 under the Securities Act, such number of shares or underlying Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with the anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell the securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

Subject to Completion, dated December 10, 2018

PROSPECTUS

SAEXPLORATION HOLDINGS, INC.

794,182 Shares of Common Stock

14,625,000 Shares of Common Stock Issuable Upon Conversion of

6.00% Senior Secured Convertible Notes due 2023

4,197,649 Shares of Common Stock Issuable Upon Exercise of the Warrants

This prospectus relates to an offer and sale of (i) up to 794,182 shares of common stock, par value $0.0001 per share (the “Common Stock”), of SAExploration Holdings, Inc. (the “Company”), (ii) up to 14,625,000 shares of Common Stock that may be issued upon conversion of the Convertible Notes (as defined herein), and (iii) up to 4,197,649 shares of Common Stock that may be issued upon exercise of the Existing Warrants (as defined herein), in each case, by the selling stockholders identified in this prospectus or in supplements to this prospectus. The selling stockholders may offer shares of our Common Stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of any shares covered by this prospectus. We will bear all costs, expenses, and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of shares.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SAEX.” On December 10, 2018, the last reported sale price of our Common Stock on the Nasdaq was $3.33.

Investing in our Common Stock involves risk. You should carefully read the information under the heading “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2018.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference herein or therein, is accurate as of the date of such document only. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the U.S. federal securities laws, with respect to our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise. Some of the important factors that could cause actual results to differ materially from our expectations are discussed below. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

Factors that could cause actual results to vary materially from our expectations include the following

•

developments with respect to the Alaskan oil and natural gas exploration tax credit system that may continue to affect the willingness of third parties to participate in financing and monetization transactions and our ability to timely monetize tax credits that have been assigned to us by our customer;

•	changes in the Alaskan oil and natural gas exploration tax credit system that may significantly affect the level of Alaskan exploration spending;

•	fluctuations in the levels of exploration and development activity in the oil and natural gas industry;·

•	intense industry competition;

•	limited number of customers;

•	credit and delayed payment risks related to our customers;

•

the availability of liquidity and capital resources, including our need to obtain additional working capital and refinance or replace our credit facility and our senior term facility, limited ability to make capital expenditures due to our current liquidity and cash flow situation, and the potential impact this has on our business and competitiveness;

•	need to manage rapid growth and contraction of our business;

•	delays, reductions or cancellations of service contracts;

•	operational disruptions due to seasonality, weather and other external factors;

•	crew availability and productivity;

•	whether we enter into turnkey or term contracts;

•	high fixed costs of operations;

•	substantial international business exposing us to currency fluctuations and global factors, including economic, political, and military uncertainties;

•	ability to retain key executives; and

•	need to comply with diverse and complex laws and regulations.

You should refer to our periodic and current reports filed with the SEC and the risk factors from our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 for specific risks which would cause actual results to be significantly different from those expressed or implied by any of our forward-looking statements. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). You should read this prospectus together with the more detailed information regarding our company, our Common Stock, and our financial statements and the notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus or any prospectus supplement to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus or any prospectus supplement to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this prospectus, the terms “our company,” “we,” “us,” “our,” and similar references refer to SAExploration Holdings, Inc., formerly named Trio Merger Corp., and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the shares covered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.saexploration.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below (excluding any information furnished and not filed with the SEC), which we filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 16, 2018;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed on May 15, 2018;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, filed on August 9, 2018;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, filed on November 13, 2018;

•

Our Current Reports on Form 8-K filed on January 18, 2018, January 30, 2018, February 1, 2018, March 2, 2018, March 8, 2018, March 29, 2018, April 13, 2018, June 13, 2018, July 2, 2018, July 11, 2018, July 30, 2018, August 14, 2018, September 11, 2018, September 19, 2018, October 2, 2018, October 5, 2018, October 19, 2018 and November 29, 2018; and

•

The description of our Common Stock contained in our Form 8-A filed December 9, 2011, including any amendment to that form that we may file in the future for the purpose of updating the description of our Common Stock.

In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this shelf registration statement are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:

SAExploration Holdings, Inc.

1160 Dairy Ashford Rd., Suite 160

Houston, Texas 77079

Attention: Investor Relations

Telephone: (281) 258-4409

Email: rabney@saexploration.com

THE COMPANY

SAExploration Holdings, Inc. and its subsidiaries (collectively, the “Company,” “we,” “us,” or “our”) is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in Alaska, Canada, South America, West Africa and Southeast Asia to our customers in the oil and natural gas industry. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones between land and water, and offshore in depths reaching 3,000 meters, we offer a full-suite of logistical support and in-field data processing services. We operate crews around the world that are supported by over 140,000 owned land and marine channels of seismic data acquisition equipment and other leased equipment as needed to complete particular projects. Seismic data is used by our customers, including major integrated oil companies, national oil companies and independent oil and gas exploration and production companies, to identify and analyze drilling prospects and maximize successful drilling. The results of the seismic surveys we conduct belong to our customers and are proprietary in nature; we do not acquire data for our own account or for future sale or maintain multi-client data libraries.

Our principal headquarters are located in Houston, Texas at 1160 Dairy Ashford Rd., Suite 160, Houston, Texas, 77079, Telephone: (281) 258-4400, and our web address is www.saexploration.com. We do not intend for information contained in our website to be a part of this prospectus.

RISK FACTORS

An investment in shares of our Common Stock involves risks. In evaluating an investment in shares of our Common Stock, you should consider carefully the risk factors and other information included in or incorporated by reference into this prospectus and additional information which may be incorporated by reference into this prospectus in the future, as provided under “Where You Can Find More Information” on page 4 of this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including the risk factors described under “Risk Factors” in such reports. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of these risks occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of shares of our Common Stock could decline and you could lose all or part of your investment. Please read “Cautionary Note Regarding Forward-Looking Statements” beginning on page 1 of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

Risks Relating to Our Common Stock

Future sales of our Common Stock in the public market or the issuance of securities senior to our Common Stock, or the perception that these sales may occur, could adversely affect the trading price of our Common Stock and our ability to raise funds in stock offerings.

Sales by us or our stockholders of a substantial number of shares of our Common Stock in the public markets, or the perception that these sales might occur, could cause the market price of our Common Stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. We are currently authorized to issue 40,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, rights, preferences, privileges and restrictions as determined by our board of directors. As of December 4, 2018, we had outstanding 3,100,496 shares of Common Stock, and there were 4,389,614 shares of Common Stock issuable upon the exercise of the Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants and Series E Warrants (each as defined below). Furthermore, on September 26, 2018, we issued $60 million in aggregate principal amount of 6.00% Senior Secured Convertible Notes due 2023 (the “Convertible Notes”), which are initially convertible into a total of 10,434,783 shares of Common Stock (or up to 15,000,000 shares of Common Stock issuable upon a Make-Whole Fundamental Change (as defined in the Indenture)) (or, at the holder’s election, in the form of new series of warrants (the “Conversion Warrants”) to purchase an equal number of shares of Common Stock at an exercise price of $0.0001 per share, subject to customary adjustments (such shares, the “Conversion Warrant Shares”)). There are also 2,750,000 shares of Common Stock reserved for issuance under the Amended and Restated 2018 LTIP, as amended, which includes 1,791,056 shares of Common Stock reserved for issuance in respect of Management Incentive Plan Awards (“MIP Awards”), which is equal to ten percent (10%) of the aggregate number of shares of Common Stock issued and outstanding on a fully diluted basis after giving effect to dilution from full conversion of any of our securities convertibles into shares of Common Stock, including the Convertible Notes (the “MIP Reserve”). Currently, 258,917 shares of Common Stock are subject to unvested MIP Awards. The potential issuance of such additional shares of Common Stock may create downward pressure on the trading price of our Common Stock.

We may issue Common Stock or other equity securities senior to our Common Stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the conversion of convertible securities, or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our Common Stock or other equity securities, or the availability of shares of Common Stock or such other equity securities for future sale or issuance, will have on the trading price of our Common Stock.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of Common Stock by the selling stockholders pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, we are authorized to issue 40,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this prospectus: 3,100,496 shares of our Common Stock are outstanding, held by 51 stockholders of record, and no shares of our preferred stock are outstanding. We have reserved for issuance 2,750,000 shares of our Common Stock for grants under our Amended and Restated 2018 Long-Term Incentive Plan, as amended, 4,389,614 shares for issuance upon exercise of the existing Warrants described below, and approximately 10,434,783 shares initially issuable upon full conversion of the Convertible Notes (or up to 15,000,000 shares of Common Stock issuable upon a Make-Whole Fundamental Change) and/or exercise of the Conversion Warrants described below.

Common Stock

Under the Third Amended and Restated Articles of Incorporation (as amended, the “Charter”), each holder of our Common Stock will be entitled to one vote for each share of Common Stock, subject to any rights granted to any future holders of preferred stock and any effect of Section 2.9 of our By-Laws. Section 2.9 of our By-Laws prevents any investment entity that is not a “United States person,” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, and that is managed by BlueMountain Capital Management, LLC or its affiliates (a “Non-U.S. Blue Mountain Investment Fund”), from possessing 10% or greater of the votes applicable to the outstanding Common Stock. The effect of this will be to eliminate the voting power of any Non-U.S. Blue Mountain Investment Fund’s Common Stock to the extent it provides 10% or greater of the voting power of our outstanding Common Stock. If this were to occur, the other stockholders would possess greater voting power due to the reduction in the total shares able to vote.

Pursuant to the Charter all directors are elected on an annual basis. In addition, the Charter states that any vacancies on the board of directors may be filled by an affirmative vote of a majority of the remaining members; provided, that for so long as any Principal Stockholder (as defined in the Charter) holds (together with its affiliates, excluding us and our other affiliates) at least nine percent (9%) of the outstanding Common Stock, if there is a vacancy of a director nominated by one of the Principal Stockholders, then the nominating Principal Stockholder is entitled to nominate a successor to such director, and we and our board of directors must take all actions necessary to ensure that person is appointed to the board of directors as promptly as practicable.

Our common stockholders have no liquidation, conversion, preemptive, or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock.

Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim arising pursuant to any provisions of the Delaware General Corporation Law (the “DGCL”), the Charter, or our By-Laws; or (d) any action asserting a claim governed by the internal affairs doctrine shall, in each case, be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware.

Preferred Stock

There are no shares of our preferred stock outstanding. The Charter authorizes the issuance of 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Convertible Notes

We issued the Convertible Notes under an Indenture (the “Indenture”), dated as of September 26, 2018, by and among us, as issuer, the guarantors party thereto (the “Notes Guarantors”), and Wilmington Savings Fund Society, FSB, as trustee and collateral trustee (the “Trustee”), establishing the terms and providing for the issuance of the Convertible Notes. We sold the Convertible Notes pursuant to that certain Note Purchase Agreement, dated as of September 26, 2018, by and among us, the Notes Guarantors and the purchasers thereto.

Subject to and upon compliance with the Indenture, each holder of a Convertible Note shall have the right, at such holder’s option, at any time prior to the close of business on the second business day preceding September 26, 2023 (the “Maturity Date”), to convert all or a portion of such Convertible Note, at an initial conversion rate of 173.91304 shares of Common Stock (subject to customary adjustment as provided in the Indenture) (the “Conversion Rate”) per $1,000 principal amount of Convertible Notes into shares of Common Stock or Conversion Warrants to purchase Conversion Warrant Shares (the “Conversion Obligation”). The initial Conversion Price (as defined in the Indenture) was approximately $5.75 per share of Common Stock as of the date of issuance. There are 10,434,783 shares of Common Stock initially issuable upon full conversion of the Convertible Notes and/or exercise of the Conversion Warrant (or up to 15,000,000 shares of Common Stock issuable upon a Make-Whole Fundamental Change).

The Conversion Rate is subject to adjustment upon the occurrence of certain events. In addition, following certain corporate events that occur prior to the Maturity Date, we will increase, in certain circumstances, the Conversion Rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event. Upon conversion, we may settle our Conversion Obligation in cash; the Conversion Shares (or, if applicable, Conversion Warrants), together with cash, if applicable, in lieu of delivering any fractional Conversion Share (or, if applicable, Conversion Warrant); or a combination of cash and Conversion Shares (or, if applicable, Conversion Warrants), at our election.

If a holder of Convertible Notes elects to convert such holder’s Convertible Notes into Conversion Warrants, the Conversion Warrants will be issued pursuant to an agreed form of warrant agreement with Continental Stock Transfer and Trust Company (“CST”), as warrant agent. Such Conversion Warrants will be exercisable at an exercise price of $0.0001 per share, subject to adjustment pursuant to customary anti-dilution provisions and will be generally exercisable at any time and from time to time.

We may not redeem the Convertible Notes prior to October 1, 2021. After October 1, 2021, we may redeem all or part of the Convertible Notes, at our option, if the last reported sale price of the Common Stock has been at least 150% of the conversion price then in effect (i) on the trading day immediately preceding the date on which we provide notice of redemption and (ii) for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, payable in cash, plus accrued and unpaid interest and any make whole premium (as described in the Indenture).

If a Fundamental Change (as defined in the Indenture) occurs, then holders of the Convertible Notes may, subject to certain restrictions, require us to repurchase for cash all or part of the Convertible Notes in principal amounts of $1,000 or an integral multiple thereof at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, such date of repurchase.

Until such time as the Conversion Shares and the Conversion Warrant Shares, if any, are registered under the Securities Act, they will be subject to restrictions on transfer.

Warrants

Series A & B Warrants

On July 27, 2016, we entered into a warrant agreement (the “Series A & B Warrant Agreement”) with CST, as warrant agent. Pursuant to the Series A & B Warrant Agreement, we issued two series of warrants (the “Series A Warrants” and “Series B Warrants” and, together, the “Series A & B Warrants”) to the holders of our Common Stock as of July 26, 2016. We issued 154,376 Series A Warrants outstanding to purchase up to, after giving effect to the reverse stock split on September 13, 2018, an aggregate of 7,719 shares of Common Stock at an initial and current exercise price of $10.30 per share, subject to further adjustment pursuant to customary anti-dilution provisions and 154,376 Series B Warrants outstanding to purchase up to, after giving effect to the reverse stock split on September 13, 2018, an aggregate of 7,719 shares of Common Stock at an initial and current exercise price of $12.88 per share, subject to further adjustment pursuant to customary anti-dilution provisions. The Series A & B Warrants expire at the close of business on July 27, 2021. The Series A & B Warrants may only be exercised within 30 days of the Expiration Date. The shares to be issued under the Series A & B Warrants represent less than 1% of the outstanding shares of our Common Stock as of December 4, 2018 on a fully diluted basis.

Series C Warrants

On January 29, 2018, we entered into a warrant agreement (the “Series C Warrant Agreement”) with CST, as warrant agent. Pursuant to the Series C Warrant Agreement, we issued 8,286,061 warrants (the “Series C Warrants”). As of December 4, 2018, there were 7,947,428 Series C Warrants outstanding. The Series C Warrants give the holder the right to purchase up to, after giving effect to the reverse stock split on September 13, 2018, an aggregate of 397,371 shares of Common Stock at an initial exercise price of $0.0001 per share, subject to further adjustment pursuant to customary anti-dilution provisions. The Series C Warrants may generally be exercised at any time and from time to time. The shares of Common Stock to be issued under the Series C Warrants represent 1.9% of the outstanding shares of our Common Stock as of December 4, 2018 on a fully diluted basis.

Until such time as the Series C Warrants and the shares of Common Stock issuable upon exercise of the Series C Warrants are registered under the Securities Act, they will be subject to restrictions on transfer.

Series D Warrants

On March 8, 2018, we entered into a warrant agreement (the “Series D Warrant Agreement”) with CST, as warrant agent. Pursuant to the Series D Warrant Agreement, we issued 14,098,370 warrants (the “Series D Warrants”). As of December 4, 2018, there were 11,748,370 Series D Warrants outstanding, which give the holders the right to purchase up to, after giving effect to the reverse stock split on September 13, 2018, an aggregate of 587,419 shares of the Common Stock at an initial exercise price of $0.0001 per share, subject to further adjustment pursuant to customary anti-dilution provisions. The Series D Warrants may generally be exercised at any time and from time to time. The shares of Common Stock to be issued under the Series D Warrants represent 2.9% of the outstanding shares of our Common Stock as of December 4, 2018 on a fully diluted basis.

Until such time as the Series D Warrants and the shares of Common Stock issuable upon exercise of the Series D Warrants are registered under the Securities Act, they will be subject to restrictions on transfer.

Series E Warrants

On September 6, 2018, the Company entered into a warrant agreement (the “Series E Warrant Agreement”) with CST, as warrant agent. Pursuant to the Series E Warrant Agreement, we issued 94,813,594 warrants (the

“Series E Warrants’ and, together with the Series A & B Warrants, the Series C Warrants, and the Series D Warrants, the “Existing Warrants”). As of December 4, 2018, there were 67,787,724 Series E Warrants outstanding, which give the holder the right to purchase up to, after giving effect to the reverse stock split on September 13, 2018, an aggregate of 3,389,386 shares of Common Stock, subject to further adjustment pursuant to customary anti-dilution provisions, at an exercise price of $0.0001 per share. The Series E Warrants may generally be exercised at any time and from time to time. The shares of Common Stock to be issued under the Series E Warrants represent 16.6% of the outstanding shares of our Common Stock as of December 4, 2018 on a fully diluted basis.

Until such time as the Series E Warrants and the shares of Common Stock issuable upon exercise of the Series E Warrants are registered under the Securities Act, they will be subject to restrictions on transfer.

Conversion Warrants

See the above description under “—Convertible Notes.”

Dividends

We have not paid any cash dividends on our Common Stock to date. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends will be within the discretion of our board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition, and the restrictions on dividends under our current financing arrangements

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any “interested stockholder” (as defined in the DGCL) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not opted out of the provisions of Section 203. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

Listing

Our Common Stock trades on the Nasdaq Capital Market under the symbol “SAEX.” Our Series A & B Warrants trade on the OTCQB market under the shared symbol “SXPLW.”

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by certain of our stockholders, to whom we refer in this prospectus as the “selling stockholders,” of up to an aggregate of 19,616,831 shares of Common Stock held by the selling stockholders identified below under this prospectus, subject to any appropriate adjustment as a result of any subdivision, split, combination or other reclassification of our Common Stock. 10,173,913 shares of Common Stock are initially issuable upon full conversion of the Convertible Notes and/or exercise of the Conversion Warrants (or up to 14,625,000 shares of Common Stock issuable upon a Make-Whole Fundamental Change). 4,197,649 shares of Common Stock are issuable upon exercise of the Series C Warrants, Series D Warrants and Series E Warrants held by such selling stockholders.

The selling stockholders originally acquired our Common Stock and securities convertible into our Common Stock included in this prospectus as investments and as participants in our ongoing recapitalization transactions through the transactions described below, except as otherwise described in the footnotes to the table below. We do not have an underwriting relationship with any of the selling stockholders, and the selling stockholders are not in the business of underwriting securities and are not registered broker-dealers.

The table below identifies the selling stockholders and other information regarding the beneficial ownership of the Common Stock by the selling stockholders. The amounts listed under “Ownership of Common Stock Prior to Offering” represent the number and percentage of shares of Common Stock beneficially owned by the selling stockholders as of December 7, 2018. Because the selling stockholders may resell all or part of their shares, no estimates can be given as to the number of shares of Common Stock that will be held by the selling stockholders upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling stockholders. The percentages of shares owned are based on 3,100,496 shares of our Common Stock outstanding as of December 4, 2018. Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Stock owned by them but make no representation that any of the Common Stock will be offered for sale.

We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time. The selling stockholders include the persons and entities identified in the following schedule and the pledgees, donees (including charitable organizations), distributees, transferees, affiliates, or other successors-in-interest.

Selling Stockholders	Ownership of Common Stock Prior to Offering		Offered Hereby	Ownership of Common Stock After Offering
	Number	Percentage (1)		Number	Percentage (1)
Whitebox Asymmetric Partners, LP (2)	289,199	8.58%	1,220,699	—	—
Whitebox Credit Partners, LP (2)	393,695	11.35%	1,661,445	—	—
Whitebox Multi-Strategy Partners, LP (2)	1,172,389	27.96%	4,948,139	—	—
Whitebox Institutional Partners, LP (2)	109,043	3.40%	109,043	—	—
BlueMountain Funds (3)	330,748	9.99%	4,809,028	—	—
1992 MSF International Ltd. (4)	323,825	9.99%	3,132,486	—	—
1992 Tactical Credit Master Fund, L.P. (4)	337,124	9.99%	2,228,097	—	—
Amzak Capital Management, LLC (5)	164,020	5.29%	539,020	—	—
Morgan Stanley Investment Management Inc. (6)	168,874	5.39%	168,874	—	—
John Pecora (7)	—	—	550,000	—	—
Jeff Hastings (8)	59,209	1.91%	250,000	59,209	1.77%

*	Represents ownership of less than one percent (1%).
(1)	The percentage of beneficial ownership is calculated based on 3,100,496 shares of Common Stock deemed outstanding as of December 4, 2018.
(2)

The business address of the reporting person is 3033 Excelsior Blvd., Suite 300, Minneapolis, Minnesota 55416. Whitebox General Partner LLC is the general partner of the reporting person. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of the reporting person. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The foregoing information was derived from a Schedule 13D/A filed on October 5, 2018, in which the reporting person identifies itself as having shared voting and dispositive power over 1,964,326 shares of our Common Stock, which includes (i) 130,450 shares of Common Stock and (ii) 1,833,876 additional shares of Common Stock issuable upon the exercise of 2,446,026 Series C Warrants, 4,997,800 Series D Warrants and 29,233,812 Series E Warrants, all of which the reporting person could exercise within 60 days of October 16, 2018. The Schedule 13D/A further indicated that Whitebox General Partner LLC has shared voting and dispositive power over 1,964,326 shares of Common Stock, Whitebox Multi-Strategy Partners, LP has shared voting and dispositive power over 1,172,389 shares of Common Stock, Whitebox Credit Partners, LP has shared voting and dispositive power over 393,695 shares of Common Stock, Whitebox Asymmetric Partners, LP has shared voting and dispositive power over 289,199 shares of Common Stock and Whitebox Institutional Partners, LP has shared voting and dispositive power over 109,043 shares of Common Stock. The number does not include the shares of Common Stock issuable upon Conversion of the Convertible Notes. The foregoing information was also derived from our knowledge of the reporting person’s ownership of an aggregate of $23,900,000 in aggregate principal amount of Convertible Notes, convertible into a maximum of 4,156,521 shares of Common Stock at the initial conversion rate for the Convertible Notes of 173.91304 shares of Common Stock per $1,000 principal amount of Convertible Notes and up to 5,975,000 issuable upon a Make-Whole Fundamental Change (with shares of Common Stock rounded down in lieu of any fractional shares). Whitebox Multi-Strategy Partners, LP directly owns $15,103,000 in principal amount of Convertible Notes Whitebox Credit Partners, LP directly owns $5,071,000 in principal amount of Convertible Notes and Whitebox Asymmetric Partners, LP directly owns $3,726,000 in principal amount of Convertible Notes. However, upon conversion of the Convertible Notes, the settlement of the conversion right may, at the option of the Company, be in the form of shares of Common Stock, cash or a combination of cash and shares of Common Stock in amounts determined in accordance with the Indenture for the Convertible Notes. Therefore, the number of shares of Common Stock and corresponding percentage set forth in the table above give effect to the cash settlement election.
(3)

Represents (i) 83,704 shares of Common Stock, 1,585,686 Series C Warrants, 3,239,910 Series D Warrants, 18,951,598 Series E Warrants and $8,854,000 of Convertible Notes held by Blue Mountain Credit Alternatives Master Fund L.P.; (ii) 4,032 shares of Common Stock, 76,393 Series C Warrants, 156,099 Series D Warrants and 919,281 Series E Warrants held by BlueMountain Guadalupe Peak Fund L.P.; (iii) 3,070 shares of Common Stock, 58,174 Series C Warrants, 118,862 Series D Warrants, 700,093 Series E Warrants and $325,000 of Convertible Notes held by BlueMountain Kicking Horse Fund L.P.; (iv) 8,008 shares of Common Stock, 151,711 Series C Warrants, 309,981 Series D Warrants, 1,818,934 Series E Warrants and $847,000 of Convertible Notes held by BlueMountain Summit Trading L.P.; (v) 2,970 shares of Common Stock, 91,815 Series C Warrants, 187,597 Series D Warrants and 1,102,483 Series E Warrants held by BlueMountain Timberline Ltd.; and (vi) 18,668 shares of Common Stock, 353,634 Series C Warrants, 722,542 Series D Warrants, 4,226,733 Series E Warrants and $1,974,000 of Convertible Notes held by BlueMountain Montenvers Master Fund SCA SICAV-SIF (collectively, the “BlueMountain Funds”). We have been advised that the executive partners of BlueMountain Capital Management, LLC, the investment manager of the BlueMountain Funds, exercise voting and dispositive power over the Common Stock and warrants held by the BlueMountain Funds. The following natural persons, as executive partners of BlueMountain Capital Management, LLC, have shared voting and investment power over the shares and warrants: Andrew Feldstein, Stephen Siderow and Michael Liberman. Each of the aforementioned executive partners disclaim beneficial ownership of the Common Stock and warrants owned of record by the BlueMountain Funds, except to the extent of any pecuniary interest therein. The mailing address of each of the BlueMountain Funds is c/o BlueMountain Capital Management, LLC, 280 Park Ave., 12th Floor, New York, New York 10017. However, the warrant agreements for each series of warrants provides that, at all times a holder of Series C Warrants, Series D Warrants or Series E Warrants who is not a beneficial owner of 10% or more of the outstanding Common Stock, may only exercise up to that number of warrants so that, upon exercise, the aggregate beneficial ownership of Common Stock of such holder and all persons affiliated with such holder, is not more than 9.99% of Common Stock then outstanding (other than in connection with a change of control of the Issuer) (the “9.99% Blocker”). Similarly, the Indenture provides that a holder of Convertible Notes who is not a beneficial owner of 10% or more of the outstanding Common Stock, may only convert an amount of Convertible Notes so that, upon conversion, the aggregate beneficial ownership of Common Stock of such holder and all persons affiliated with such holder, is not more than 9.99% of Common Stock. Furthermore, upon conversion of the Convertible Notes, the settlement of the conversion right may, at the option of the Company, be in the form of shares of Common Stock, cash or a combination of cash and shares of Common Stock in amounts determined in accordance with the Indenture for the Convertible Notes. Therefore, the number of shares of Common Stock and corresponding percentage set forth in the table above give effect to the 9.99% Blocker and the cash settlement election.

(4)

Highbridge Capital Management, LLC (“HCM”), the trading manager of 1992 MSF International Ltd. and 1992 Tactical Credit Master Fund, L.P. (the “Highbridge Fund”), may be deemed to be the beneficial owner of the shares held by the Highbridge Fund. The Highbridge Fund disclaims any beneficial ownership of these shares. The business address of HCM is 40 West 57th Street, 32nd Floor, New York, New York 10019 and the business address of the Highbridge Fund is c/o HedgServ (Cayman) Ltd., Willow House, Cricket Square Floor 3, George Town, Grand Cayman KY1-1104, Cayman Islands. The reporting persons represented to us that it has shared voting and dispositive power over 316,834 shares of Common Stock, which includes (i) 245,823 shares of Common Stock and (ii) 71,011 additional shares of Common Stock issuable upon the exercise of our Series C Warrants, Series D Warrants and Series E Warrants. The number does not include the shares of Common Stock issuable upon conversion of the Convertible Notes. The foregoing information was also derived from our knowledge of the reporting persons’ ownership of an aggregate of (a) 1,849,763 Series C Warrants, 1,836,004 Series D Warrants and 9,109,475 Series E Warrants convertible into 639,762 shares of Common Stock and (b) $17,900,000 in aggregate principal amount of Convertible Notes, convertible into a maximum of 3,113,043 shares of Common Stock at the initial conversion rate for the Convertible Notes of 173.91304 shares of Common Stock per $1,000 principal amount of Convertible Notes and up to 4,475,000 issuable upon a Make-Whole Fundamental Change (with shares of Common Stock rounded down in lieu of any fractional shares). 1992 MSF International Ltd. directly owns $9,900,000 in principal amount of Convertible Notes and 1992 Tactical Credit Master Fund, L.P. directly owns $8,000,000 in principal amount of Convertible Notes. However, (a) HCM’s of the Series C Warrants, Series D Warrants and Series E Warrants is subject to the 9.99% Blocker and (b) upon conversion of the Convertible Notes, the settlement of the conversion right may, at the option of the Company, be in the form of shares of Common Stock, cash or a combination of cash and shares of Common Stock in amounts determined in accordance with the Indenture for the Convertible Notes. Therefore, the number of shares of Common Stock and corresponding percentage set forth in the table above give effect to the 9.99% Blocker and the cash settlement election. 1992 MSF International Ltd. and 1992 Tactical Credit Master Fund, L.P. may not exercise a number of Series C Warrants, Series D Warrants and Series E Warrants that would cause HCM’s aggregate beneficial ownership of Common Stock to be greater than 9.99% of Common Stock then outstanding.
(5)

The business address of the reporting person is 980 N Federal Highway, Suite 315, Boca Raton, FL 33432. The selling stockholder represented to us that is holds an aggregate of 539,020 shares of Common Stock, which includes 375,000 shares issuable upon the conversion of Convertible Notes. Upon conversion of the Convertible Notes, the settlement of the conversion right may, at the option of the Company, be in the form of shares of Common Stock, cash or a combination of cash and shares of Common Stock in amounts determined in accordance with the Indenture for the Convertible Notes. Therefore, the number of shares of Common Stock and corresponding percentage set forth in the table above give effect to the cash settlement election.

(6)

The business address of the reporting person is Morgan Stanley Investment Management Inc., 522 Fifth Avenue, New York, NY 10036. The reporting person, Morgan Stanley Investment Management Inc., serves as the adviser, sub-adviser or investment manager or provides investment advisory services in a similar capacity to certain investment vehicles identified below (the “MSIM Funds”), which of which holds either Series E Warrants or Series E Warrants and shares of Common Stock issued by the Company. The reporting person represented to us that, among the MSIM Funds, it has shared voting and dispositive power over a total of 168,874 shares of Common Stock, which includes 133,437 shares of Common Stock and 35,437 additional shares of Common Stock issuable upon the exercise of 708,799 Series E Warrants, including (i) 58,271 Series E Warrants convertible into 2,913 shares of Common Stock with respect to Galaxy II Funds–US Dollar High Yield Bond Fund; (ii) 50,351 shares of Common Stock and 93,932 Series E Warrants convertible into 4696 shares of Common Stock with respect to LI Obligationer Globale High Yield, a sub-fund of Investeringsforeningen Laegernes Invest; (iii) 74,397 shares of Common Stock and 138,711 Series E Warrants convertible into 6935 shares of Common Stock with respect to LI Obligationer Globale High Yield Akk.–KL, a sub-fund of Investeringsforeningen Laegernes Invest; (iv) 192,722 Series E Warrants convertible into 9,636 shares of Common Stock with respect to Morgan Stanley Institutional Fund Trust–High Yield Portfolio; (v) 157,508 Series E Warrants convertible into 7,875 shares of Common Stock with respect to Morgan Stanley Investment Funds–Global High Yield Bond Fund; (vi) 51,502 Series E Warrants convertible into 2,575 shares of Common Stock with respect to Morgan Stanley Investment Funds–High Yield Bond Fund; and (vii) 8,689 shares of Common Stock and 16,153 Series E Warrants convertible into 807 shares of Common Stock with respect to Morgan Stanley Investment Funds–US Dollar Short Duration Fund.

(7)

The business address of this individual is 130 Montadale Drive, Princeton, NJ. 08540. Mr. Pecora is retired. The reporting person represented to us that he does not beneficially own any shares of common stock. The number does not include the shares of Common Stock issuable upon Conversion of the Convertible Notes. The foregoing information was also derived from our knowledge of the reporting person’s ownership of

$2,200,000 in principal amount of Convertible Notes, convertible into a maximum of 382,608 shares of Common Stock at the initial conversion rate for the Convertible Notes of 173.91304 shares of Common Stock per $1,000 principal amount of Convertible Notes and up to 550,000 shares issuable upon a Make-Whole Fundamental Change (with shares of Common Stock rounded down in lieu of any fractional shares). Upon conversion of the Convertible Notes, the settlement of the conversion right may, at the option of the Company, be in the form of shares of Common Stock, cash or a combination of cash and shares of Common Stock in amounts determined in accordance with the Indenture for the Convertible Notes. Therefore, the number of shares of Common Stock and corresponding percentage set forth in the table above give effect to the cash settlement election.
(8)

The business address of this individual is 4860 25th Street SE, Calgary, Alberta, T2B 3M2. Mr. Hastings is the Chief Executive Officer and Chairman of the Board of Directors. The amount represents 250,000 shares issuable upon conversion of $1 million principal amount of Convertible Notes held by Mr. Hastings (including shares issuable upon a Make-Whole Fundamental Change). Upon conversion of the Convertible Notes, the settlement of the conversion right may, at the option of the Company, be in the form of shares of Common Stock, cash or a combination of cash and shares of Common Stock in amounts determined in accordance with the Indenture for the Convertible Notes. Therefore, the number of shares of Common Stock and corresponding percentage set forth in the table above give effect to the cash settlement election. Mr. Hastings exercises dispositive and voting control and holds indirectly 1,350 shares through Speculative Seismic Investments, LLC and 1,211 shares through CLCH, LLC (none of which will be offered hereby).

Registration Rights Agreements

2016 Registration Rights Agreement

On June 13, 2016, we entered into a comprehensive restructuring support agreement with certain holders (the “RSA Supporting Holders”).

On July 27, 2016, we completed an exchange offer and consent solicitation (the “2016 Exchange Offer”) related to our 10.000% Senior Secured Notes due 2019 (the “Senior Secured Notes”). In the Exchange Offer, we offered to exchange any and all of the Senior Secured Notes held by eligible holders for up to (i) $70,000,000 aggregate principal amount of 10.000% Senior Secured Second Lien Notes due 2019 (the “Second Lien Notes”) and (ii) 6,497,979 shares of our Common Stock (the “2016 Exchange Offer Shares”), upon the terms and subject to the conditions set forth in our Exchange Offer Memorandum and Consent Solicitation Statement and related Letter of Transmittal and Consent, each dated June 24, 2016. In exchange for $138,128,000 in aggregate principal amount of Senior Secured Notes, representing approximately 98.7% of the then-outstanding aggregate principal amount of the Senior Secured Notes, validly tendered and accepted for exchange in the Exchange Offer, the Company issued (i) $69,064,000 aggregate principal amount of the Second Lien Notes and (ii) 6,410,502 2016 Exchange Offer Shares. The Company delivered cash in lieu of any fractional shares.

In addition, we, as borrower, and each of our domestic subsidiaries, as guarantors, entered into a new senior secured multi-draw term loan facility (as amended, the “Term Loan”) with the lenders, including the RSA Supporting Holders, from time to time party thereto, and Delaware Trust Company, as collateral agent and administrative agent. In connection with the entry into the Term Loan, we issued to the RSA Supporting Holders who also acted as lenders under the Term Loan the Series A & B Warrants and 2,803,302 shares of Common Stock (the “Term Loan Shares”). The Term Loan Shares and 2016 Exchange Offer Shares constitute 460,690 shares of Common Stock following our 20-to-1 reverse stock split on September 13, 2018.

Also on July 27, 2016, we entered into a registration rights agreement (the “2016 Registration Rights Agreement”) with parties who received the Common Stock issued in connection with the 2016 Exchange Offer and entry into the Term Loan. The 2016 Registration Rights Agreement required us to use our commercially reasonable efforts to prepare and file a shelf registration statement to register the offering on a delayed or continuous basis of the 2016 Exchange Offer Shares and Term Loan Shares. 140,165 Term Loan Shares (after giving effect to the reverse stock split on September 13, 2018) were registered under our Registration Statement filed on Form S-3 File No. 333-213386, which was declared effective on September 16, 2016 (the “2016 Registration Statement”).

The selling stockholders holding the 2016 Exchange Offer Shares have held such 2016 Exchange Offer Shares since July 2016.

2018 Exchange Offer Registration Rights Agreements

On January 29, 2018, we entered into a registration rights agreement (the “2018 Exchange Offer Registration Rights Agreement”) with certain holders who tendered Senior Secured Notes and Second Lien Notes in an exchange offer for shares of our Common Stock, Series A Preferred Stock (defined below), Series B Preferred Stock (defined below), and Series C Warrants (the “2018 Exchange Offer”). Pursuant to the 2018 Exchange Offer, in exchange for $78,037,389 in aggregate principal amount of Second Lien Notes, representing approximately 91.8% of the outstanding aggregate principal amount of the Second Lien Notes, validly tendered and accepted for exchange in the 2018 Exchange Offer, and $7,000 in aggregate principal amount of Senior Secured Notes, representing less than 1% of the outstanding aggregate principal amount of the Senior Secured Notes, validly tendered and accepted for exchange in the 2018 Exchange Offer, the Company issued (i) 812,321 newly issued shares of Common Stock (equivalent to 40,616 shares, after giving effect to the reverse stock split on September 13, 2018), (ii) 31,669 newly issued shares of the Company’s Series A perpetual convertible preferred stock (the “Series A Preferred Shares”), (iii) 855,195 newly issued shares of the Company’s Series B convertible preferred stock (the “Series B Preferred Shares”), which were mandatorily convertible, subject to certain conditions, and (iv) 8,286,061 newly issued Series C Warrants to, after giving effect to the reverse stock split on September 13, 2018, purchase 414,303 shares of Common Stock.

The 2018 Exchange Offer Registration Rights Agreement requires that the Company use its commercially reasonable efforts to prepare and file with the SEC a shelf registration statement registering the offering and sale on a delayed or continuous basis of all Common Stock, including Common Stock issued upon conversion of the Preferred Shares or exercise of the Series C Warrants issued in connection with the 2018 Exchange Offer to holders of 2.5% or more of the Company’s outstanding Common Stock (the “2018 Exchange Offer Registrable Securities”), and to keep such shelf registration statement effective until the earliest of (i) the date as of which all 2018 Exchange Offer Registrable Securities have been sold pursuant to the shelf registration statement, (ii) the date on which the 2018 Exchange Offer Registration Rights Agreement terminates and (iii) such shorter period as the holders of at least 75% of 2018 Exchange Offer Registrable Securities outstanding with respect to the shelf registration shall agree.

The selling stockholders holding the 2018 Exchange Offer Registrable Securities have held such securities since January 2018.

Convertible Notes Registration Rights Agreement

In connection with the completion of the offering of the Convertible Notes, the Company entered into a registration rights agreement (the “Convertible Notes Registration Rights Agreement”), dated as of September 26, 2018, with the purchasers of the Convertible Notes. The Convertible Notes Registration Rights Agreement requires the Company to use its commercially reasonable efforts to (i) prepare and file with the SEC a shelf registration statement covering resales of the Conversion Shares or Conversion Warrant Shares, if any, by December 10, 2018, (ii) to use its commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC by January 24, 2019, and (iii) to use its commercially reasonable efforts to keep such shelf registration statement effective through the Effectiveness Period (as defined in the Convertible Notes Registration Rights Agreement).

The selling stockholders holding the Convertible Notes have held such Convertible Notes since September 2018.

PLAN OF DISTRIBUTION

We are registering the Common Stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on any national securities exchange or over-the-counter market on which the shares of Common Stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions otherwise than on such exchanges or in the over-the-counter market;

•	through a combination of any such methods; or

•	through any other method permitted under applicable law.

In addition, the selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;

•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•

write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•

enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	lend or pledge the shares to a broker, dealer or other financial institution, which may sell the shares under this prospectus.

In effecting sales, brokers-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. If the selling stockholders effect such transactions by selling the Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal.

Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

There can be no assurance that any selling stockholders will sell any or all of the Common Stock under this prospectus. Further, we cannot assure you that any selling stockholder will not transfer, devise or gift the Common Stock by other means not described in this prospectus. In addition, any Common Stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Common Stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Brent Whiteley, Esq., our Chief Financial Officer, General Counsel and Secretary. Mr. Whiteley presents holds shares (including restricted shares) of our common stock as well as options to purchase shares of our common stock and restricted stock units.

EXPERTS

The consolidated financial statements of SAExploration Holdings, Inc. as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SAEXPLORATION HOLDINGS, INC.

794,182 Shares of Common Stock

14,625,000 Shares of Common Stock Issuable Upon Conversion of 6.00% Senior Secured Convertible Notes due 2023

4,197,649 Shares of Common Stock Issuable Upon Exercise of the Warrants

PROSPECTUS

            , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (all of which are estimated) to be borne by us in connection with a distribution of securities registered under this Registration Statement.

SEC registration fee	$8,110.00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$25,000.00
Printing fees and expenses	$10,000.00
Transfer Agent fees and expenses	$0.00
Miscellaneous	$0.00

Total	$48,110.00

Item 15.    Indemnification of Directors and Officers.

Our Third Amended and Restated Certificate of Incorporation (the “Charter”) contains provisions eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Section 145 of the DGCL or any other applicable law as it exists on the date of the Existing Charter. The DGCL prohibits such elimination of personal liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction in which the director receives an improper personal benefit.

These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws such as the U.S. federal securities laws and U.S. federal and state environmental laws. As a result of these provisions in the Charter, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.

Additionally, the Charter provides (i) indemnification to Covered Persons to the fullest extent permitted by applicable law, against all liability and losses suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person (as defined in the Charter) who is made a party to any Proceeding (as defined in the Charter) by reason of the fact that he or she, or a person for whom he or she is our legal representative, is or was our director or, while our director or officer, is or was serving at our request as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans; (ii) the prepayment of expenses (including attorneys’ fees) to the extent not prohibited by applicable law; (iii) that if a claim for indemnification or advancement of expenses is not paid in full within 30 days after we receive a written claim from the Covered Person, the Covered Person may file to suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim; (iv) that the rights provided in the indemnification provision are not exclusive; and (v) that we are the indemnitor of first resort and, if any third party pays or causes to be paid the indemnifiable amounts, then the third party shall be fully subrogated to all rights of the Covered Person with respect to such payment, and we will fully indemnify, reimburse, and hold harmless such third party for all such payments actually made by the third party.

The Charter also specifies that any amendment or repeal of this provision will not adversely affect any right or protection in respect of any act or omission occurring prior to the time of the amendment or repeal. Finally, we may also advance expenses and indemnity persons other than Covered Persons to the extent permitted by applicable law.

There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 16.    Exhibits.

Exhibit Number	Description

2.1**	Restructuring Support Agreement dated as of June 13, 2016, among the Company, the members of management identified therein and the supporting holders identified therein (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on June 13, 2013, and incorporated herein by reference).

2.2**	Restructuring Support Agreement, dated as of December 19, 2017, by and among SAExploration Holdings, Inc., certain subsidiaries of SAExploration Holdings, Inc., the members of management identified therein and the supporting holders identified therein (filed as Exhibit 10.1 to the Company’s Current Report on December 20, 2017, and incorporated herein by reference).

2.3**	Asset Purchase Agreement dated as of June 26, 2018 by and among Geokinetics Inc., Geokinetics Holdings USA, Inc., Geokinetics Processing, Inc., Geokinetics USA, Inc., Advanced Seismic Technology, Inc., Geokinetics International Holdings, Inc., Geokinetics International, Inc., Geokinetics (Australia) PTY Ltd., Geokinetics Exploration, Inc. and SAExploration, Inc. (incorporated by reference from Exhibit 2.1 to SAExploration Holdings, Inc. Current Report on Form 8–K filed with the SEC on July 2, 2018).

2.4**	Amendment No. 1, dated as of July 25, 2018, to Asset Purchase Agreement dated as of June 26, 2018 by and among Geokinetics Inc., Geokinetics Holdings USA, Inc., Geokinetics Processing, Inc., Geokinetics USA, Inc., Advanced Seismic Technology, Inc., Geokinetics International Holdings, Inc., Geokinetics International, Inc., Geokinetics (Australia) PTY Ltd., Geokinetics Exploration, Inc. and SAExploration Acquisitions (U.S.), LLC. (incorporated by reference from Exhibit 2.1 to SAExploration Holdings, Inc. Current Report on Form 8–K filed with the SEC on July 30, 2018).

3.1	Third Amended and Restated Certificate of Incorporation dated September 6, 2016 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K/A on September 9, 2016, and incorporated herein by reference).

3.2	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation dated March 5, 2018 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K on March 8, 2018, and incorporated herein by reference).

3.3	Second Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of SAExploration Holdings, Inc, dated September 13, 2018 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K on September 19, 2018, and incorporated herein by reference).

3.4	Third Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of SAExploration Holdings, Inc., dated September 13, 2018 (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K on September 19, 2018, and incorporated herein by reference).

3.5	Fourth Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of SAExploration Holdings, Inc., dated November 26, 2018 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K on November 29, 2018, and incorporated herein by reference).

3.6	Second Amended and Restated By-Laws (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K on August 1, 2018, and incorporated herein by reference).

Exhibit Number	Description

3.7	Amendment No. 1 to Second Amended and Restated By-Laws (filed as Exhibit 3.2 to the Company’s Current Report on Form 8–K on March 8, 2018, and incorporated herein by reference).

4.1	Specimen Stock Certificate (incorporated herein by reference to the Company’s Form 8-K filed on June 26, 2013 (File No. 001-35471)).

4.2	Indenture, dated July 27, 2016, by and among the Corporation, the guarantors named therein and Wilmington Savings Fund Society, FSB, as trustee and noteholder collateral agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on August 1, 2016, and incorporated herein by reference).

4.3	First Supplemental Indenture, dated January 26, 2018, to Indenture, dated July 27, 2016, by and among the Corporation, the guarantors named therein and Wilmington Savings Fund Society, FSB, as trustee and noteholder collateral agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on February 1, 2018, and incorporated herein by reference).

4.4	Indenture, dated as of September 26, 2018, between SAExploration Holdings, Inc., the Guarantors from time to time party thereto and Wilmington Savings Fund Society, FSB, as Trustee and Collateral Trustee (filed as Exhibit.4.1 to the Company’s Current Report on Form 8-K on October 2, 2018, and incorporated herein by reference).

4.5	Form of 6.00% Senior Secured Convertible Note due 2023 of SAExploration Holdings, Inc. (filed as Exhibit A to Exhibit 4.4 to this Registration Statement on Form S-3).

4.6	Warrant Agreement, dated as of January 29, 2018, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K on February 1, 2018, and incorporated herein by reference).

4.7	Form of Series C Warrant (filed as Exhibit A to Exhibit 4.5 to this Registration Statement on Form S-3).

4.8	Warrant Agreement, dated as of March 8, 2018, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on March 3, 2018, and incorporated herein by reference).

4.9	Form of Series D Warrant (filed as Exhibit A to Exhibit 4.8 to this Registration Statement on Form S-3).

4.10	Warrant Agreement, dated as of September 6, 2018, between SAExploration Holdings, Inc. and Continental Stock Transfer & Trust Company, as Warrant Agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on September 11, 2018, and incorporated herein by reference).

4.11	Registration Rights Agreement dated July 27, 2016, between the Company and the holders named therein (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K on August 1, 2016, and incorporated herein by reference).

4.12	First Amendment dated as of August 25, 2016 to Registration Rights Agreement dated July 27, 2016, between the Company and the holders named therein (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on August 25, 2016, and incorporated herein by reference).

4.13	Registration Rights Agreement, dated January 29, 2018, by and among the Company and the holders named therein (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on February 1, 2018, and incorporated herein by reference).

4.14	Registration Rights Agreement, dated September 26, 2018, by and among the Company and the holders named therein (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K on October 2, 2018, and incorporated herein by reference).

5.1*	Opinion of General Counsel as to the legality of the securities being registered.

Exhibit Number	Description

23.1*	Consent of Pannell Kerr Forster of Texas, P.C.

23.2*	Consent of Brent Whiteley (included as part of Exhibit 5.1).

24.1*	Power of Attorney (contained on signature page).

*	Filed herewith.
**

The exhibits and schedules to this agreement have been omitted form this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such omitted exhibits and schedules to the SEC upon request.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.     That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),

(vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 10, 2018.

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brent Whiteley

Name:	Brent Whiteley

Title:	Chief Financial Officer, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of SAExploration Holdings, Inc. hereby severally constitute and appoint Brent Whiteley and Ryan Abney and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:

/s/ Jeff Hastings Jeff Hastings	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 10, 2018

/s/ Brian Beatty Brian Beatty	Chief Operating Officer and Director	December 10, 2018

/s/ Brent Whiteley Brent Whiteley	Chief Financial Officer, General Counsel, and Secretary (Principal Financial Officer and Principal Accounting Officer)	December 10, 2018

/s/ L. Melvin Cooper L. Melvin Cooper	Director	December 10, 2018

/s/ Gary Dalton Gary Dalton	Director	December 10, 2018

/s/ Michael Faust Michael Faust	Director	December 10, 2018

/s/ Alan B. Menkes Alan B. Menkes	Director	December 10, 2018

/s/ Jacob Mercer Jacob Mercer	Director	December 10, 2018